AMENDMENT NUMBER THREE
                               COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                     1987 STOCK OPTION PLAN
                           (AMENDED AND RESTATED AS OF JULY 12, 1989)



         WHEREAS, Countrywide Credit Industries, Inc. (the "Company") desires to amend its 1987 Stock Option Plan, amended and restated as of July 12, 1989, and as further amended (the "Plan"), to allow for the naming of death beneficiaries to exercise options upon the death of an option holder so as to avoid the inclusion of options in the option holder's probate estate and certain jurisdictions;
     NOW, THEREFORE, the Plan shall be amended as follows effective September 22, 1997. 1. Section 8(c) shall be amended in its entirety to read as follows: (c) If an Optionee dies while a director or an employee of the Company or any Subsidiary or within three (3) months after termination as described in clause (a) of this Section 8 or within one (1) year after termination as a result of Disability as described in clause (b) of this
     Section 8, the Option may be exercised at any time within one (1) year after the Optionee's death by the person or persons to whom the Optionee's rights pass by designation pursuant to Section 21, or, absent such a designation, by the person or persons to whom such rights under the Option shall pass by will or by the laws of descent and distribution; provided, however, that an Option may be ----------------- exercised to the extent, and only to the extent, that the Option or portion thereof was exercisable on the date of death or earlier termination.

     2. Section 9 shall be amended in its entirety to read as follows: 9. Options not Transferable. Options granted under the Plan shall, by their terms, be nontransferable except pursuant to a beneficiary designation made under Section 21 hereof or by will or by the laws of descent and distribution and, during the lifetime of the person to whom an option is granted, only the grantee or the duly appointed guardian or personal representative of the grantee may exercise it.

     3. The first sentence of Section 10 shall be amended by inserting ", beneficiary," after "legatee" in the second line thereof.

     4. A new section 21 shall be added to read as follows: 21. Designation of Beneficiaries. The person granted an option hereunder
     ---------------------------- may file with the Company a written designation of a beneficiary or beneficiaries under this Plan on a form and in such manner as the Committee prescribes and may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any option, the Committee may determine to recognize only the legal representative of the option grantee in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

         IN WITNESS WHEREOF, the Company has caused this amendment number three to be executed by its duly authorized officer this _______ day of September, 1997.

     Countrywide Credit Industries, Inc.



     By:____________________________
     Sandor E. Samuels
     Managing Director

Attest:


-------------------------------
Gwen J. Eells
Assistant Secretary





LT972590.086/1+